EXHIBIT 99.1

News Release

For Immediate Release

For more information, contact:

John G. Heindel
Chairman, President and Chief Executive Officer
Tel: 419-468-7600

Michelle Barry
BridgeView Marketing
603.570.7533
michelle@bridgeviewmarketing.com

PECO II, INC. TO BE ACQUIRED BY LINEAGE POWER HOLDINGS, INC.

GALION, Ohio, February 18, 2010 – PECO II, Inc. (Nasdaq:PIII) today announced the signing of a definitive agreement with Lineage Power Holdings, Inc. (Lineage), a Gores Group company and a provider of intelligent power conversion solutions.  Under the terms of the agreement, Lineage will acquire all of the outstanding shares of PECO II for $5.86 per share in cash.  The offer price represents a 51 percent premium over the closing price of PECO II shares on February 17, 2010.

The Boards of Directors of both PECO II and Lineage have unanimously approved the proposed transaction.  Certain of PECO II’s principal shareholders that collectively own approximately 17 percent of the outstanding shares of PECO II’s common stock, including Matthew P. Smith and trusts controlled by James L. Green, two members of PECO II’s Board of Directors, have agreed to vote their shares in favor of the transaction.

John G. Heindel, Chairman, President, and Chief Executive Officer of PECO II said, “Our Board of Directors firmly believes that this transaction, which represents a significant premium, is in the best interests of shareholders and of PECO II.

“The Lineage Power Total Efficiency technology leads the industry by helping service providers lower energy costs with a broad, end-to-end offering.  Together, our products and nationwide support infrastructure will create one of the largest and most capable professional services organizations for telecom power in North America.”

Craig A. Witsoe, Chief Executive Officer of Lineage said, “PECO II is well respected for its high standard of customer service, responsiveness and easy-to-use systems design.  The combined company can better serve the installed base and help customers expand for future growth with comprehensive, US-based engineering, product qualification, and support services.”

The transaction is subject to the approval of PECO II stockholders.  The companies anticipate that the transaction will be completed in the second calendar quarter of 2010.

Western Reserve Partners LLC is serving as PECO II’s financial advisor and has provided the fairness opinion in connection with the proposed transaction.  PECO II is represented by its general counsel, the law firm of Porter, Wright, Morris & Arthur, LLP.

About Lineage Power

Lineage Power Corporation, a Gores Group company, traces its 95+ year heritage of patented innovation to AT&T, Bell Labs, Lucent Technologies and Western Electric.  The first name in power, Lineage delivers reliable and intelligent power conversion solutions with energy-efficient AC-DC power supplies, DC-DC board-mounted power modules, telecom energy systems, and custom power products backed by local field expertise in 25+ locations worldwide. Designed for decades of non-stop operation, the high-availability DC power conversion solutions enable voice, video and data communications while assuring investment protection, total system efficiency, and significantly reduced total cost of ownership.  More information about Lineage hardware, software, services and training is available at www.lineagepower.com.

About The Gores Group, LLC

Founded in 1987 by Alec E. Gores, The Gores Group, LLC is a private equity firm focused on acquiring controlling interests in mature and growing businesses which can benefit from the firm's operating experience and flexible capital base. The firm combines the operational expertise and detailed due diligence capabilities of a strategic buyer with the seasoned M&A team of a traditional financial buyer. The Gores Group, LLC has become a leading investor having demonstrated over time a reliable track record of creating substantial value in its portfolio companies alongside management. The firm's current private equity fund has committed equity capital of $1.7 billion. Headquartered in Los Angeles, California, The Gores Group, LLC maintains offices in Boulder, Colorado and London. For more information, please visit www.gores.com.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures, and markets communications power systems and power distribution equipment.  As the largest independent full-service provider of telecommunications power systems, PECO II provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets.  Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements.  For example, although PECO II and Lineage have signed an agreement for a subsidiary of Lineage to merge into PECO II, there is no assurance that they will complete the proposed merger.  The proposed merger may not occur at all if the companies do not receive necessary approval from PECO II’s shareholders, or if it is blocked by a governmental agency, or if either PECO II or Lineage fail to satisfy other conditions to closing.  Other risks and uncertainties to which PECO II is subject are discussed in its reports filed with the SEC under the caption “Risk Factors” and elsewhere, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2008 (filed March 31, 2009); and its Quarterly Reports on Forms 10-Q for the fiscal quarter ended March 31, 2009 (filed May 15, 2009); for the fiscal quarter ended June 30, 2009 (filed August 14, 2009); and for the fiscal quarter ended September 30, 2009 (filed November 13, 2009).  This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release.

Additional Information and Where to Find It

In connection with the proposed acquisition of PECO II by Lineage, PECO II intends to file relevant materials with the SEC, including its proxy statement on Schedule 14A.  Shareholders and investors are advised to read all relevant documents filed with the SEC, including the proxy statement, because they will contain important information about the proposed transaction. Shareholders and investors may obtain a free copy of the proxy statement (when available) and other documents filed by PECO II with the SEC at the SEC’s website at www.sec.gov.  Free copies of the proxy statement (once available) and PECO II’s other filings with the SEC, may be obtained by directing a written request to PECO II, Inc., Attention: Jocelyn Koozer, 1376 State Route 598, Galion, Ohio 44833.

Participants in the Solicitation

PECO II and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from PECO II’s shareholders in favor of the proposed transaction.  Investors and shareholders may obtain more detailed information regarding the direct and indirect interests in the proposed transaction of persons who may, under the rules of the SEC, be considered participants in the solicitation of PECO II’s shareholders in connection with the proposed transaction by reading the preliminary and definitive proxy statements regarding the proposed transaction, which will be filed with the SEC.

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